TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                            FORT WORTH, TEXAS 76140

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 12, 1997

To the Stockholders of Tandycrafts, Inc.:

     The Annual Meeting of Stockholders of Tandycrafts, Inc. will be held on Wednesday, November 12, 1997 at 9:30 a.m., Pacific Standard Time, at the Airtel Plaza Hotel located at 7277 Valjean Avenue, Van Nuys, California 91406, for the following purposes:

     (1) To elect directors to serve for the ensuing year and until their successors are elected; and

     (2) To transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

     By resolution of the Board of Directors, only stockholders of record as of the close of business on September 16, 1997 are entitled to notice of and to vote at the Annual Meeting. The transfer books will not be closed.

                              By order of the Board of Directors,




                              Russell L. Price
                              Vice President, Secretary and General Counsel


Fort Worth, Texas
September 30, 1997


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.




                               TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                            FORT WORTH, TEXAS 76140



                                PROXY STATEMENT




              ANNUAL MEETING OF STOCKHOLDERS OF TANDYCRAFTS, INC.

     This Proxy Statement is furnished to the stockholders of Tandycrafts, Inc., a Delaware corporation, (the "Corporation"), in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies for use at the Annual Meeting of Stockholders for the fiscal year ended June 30, 1997, to be held on November 12, 1997, (the "Annual Meeting") or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent to the stockholders of the Corporation on or about October 2, 1997.

                      VOTING RIGHTS AND PROXY INFORMATION

     Only holders of the Corporation's Common Stock of record as of the close of business on September 16, 1997, ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. The holders of the Corporation's Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. As of the close of business on September 16, 1997, there were outstanding 12,632,755 shares of Common Stock entitled to vote.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the Annual Meeting, until a quorum is obtained. Any stockholder present (including a holder whose shares are deemed present by a broker non-vote) at the Annual Meeting, but who abstains from voting, will be counted as present for purposes of determining whether a quorum exists. The affirmative vote of a plurality of the Common Stock as of the Record Date is required to approve the election of each of the Corporation's nominees for election as a director. The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, will be necessary to approve any other matter which may properly come before the Annual Meeting.

     A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or any one or more nominees) is withheld, proxies will be voted for the slate of directors proposed by the Board and, if no contrary instructions are given, proxies will be voted "For" each of the proposals before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon the holder to vote on such matters) in accordance with their judgment and discretion. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal.

     Giving the proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A proxy may be revoked at any time before it is exercised by: (1) filing with the Corporation, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Corporation at or before the Annual Meeting; or (3) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be mailed or hand delivered to Tandycrafts, Inc., Attention: Mr. Russell Price, Secretary, 1400 Everman Parkway, Fort Worth, Texas 76140.

     The Corporation pays the cost of preparing, assembling and mailing this solicitation. In addition to the solicitation of proxies by mail, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone, mail, facsimile or other means of communication. The Corporation may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals, and will reimburse such persons for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                      PROPOSAL 1:    ELECTION OF DIRECTORS

     Five directors are to be elected at this Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board of Directors recommends a vote FOR the election of the listed director nominees. It is the intention of the persons named in the accompanying proxy to vote for the nominees listed below unless authority to do so is withheld. All nominees have indicated their willingness to serve for the ensuing term but if any nominee is unable to or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the Proxy to vote for such other person or persons as they in their discretion shall determine.

                NOMINEES                 AGE     DIRECTOR SINCE
                --------                 ---     --------------
     R.E. Cox, III....................    64         1985
     Joe K. Pace......................    52         1986
     Robert Schutts...................    75         1975
     Sheldon Stein....................    44         1995
     Michael J. Walsh.................    56         1992


              INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     MR. COX has served as Chairman of the Corporation since February, 1992.
For more than the past six years, Mr. Cox has served as President of R.E. Cox Realty Company, Fort Worth, Texas; the General Partner of Sav-On Development Company, Fort Worth; and has been the Co-Owner of Ofco, Inc. d/b/a Ofco Office Furniture, Fort Worth. From 1983 to 1995, Mr. Cox was President of Germany's, a wholesale nursery business. From 1977 to 1982, Mr. Cox served as Chairman of the Board of R.E. Cox and Company Department Stores, Fort Worth. Mr. Cox is also a director of Inspire Insurance Solutions, Inc. and KBK Capital Corporation.

     MR. PACE has been the President of J.C. Pace Holding Company, Fort Worth, Texas for more than five years and President of Kimbell, Inc. since December, 1995. Other business interests include Traders Village, Ltd. in Dallas/Fort Worth; Trader Village Houston, Inc.; Anderson International Corp., Cleveland, Ohio; W.C. Cantrell Co., Fort Worth; Automatic Laundry Co., Denver, Colorado; M/System Super Markets, West Texas; TA Ranch, Saratoga, Wyoming.

     MR. SCHUTTS has been Vice President of Royer & Schutts Inc., an office furniture company, Fort Worth, Texas for more than five years.

     MR. STEIN has been a Senior Managing Director and Head of the Southwestern Corporate Finance Department for Bear, Stearns & Co. Inc. since 1989. Mr. Stein joined Bear Stearns in 1986 and prior to that was a partner with the law firm of Hughes & Luce, LLP. Mr. Stein is also a director of The Men's Wearhouse, Inc., Fresh America Corp., CellStar Corporation and First Plus Financial Group, Inc.

     MR. WALSH has served as President and Chief Executive Officer of the Corporation since April 1996. Previously, he served as Executive Vice President and Chief Financial Officer of the Corporation from August 1992 until July 1996 and as General Counsel and Secretary from 1983 to 1996. He also served as Vice President from 1986 to 1992.

BOARD COMMITTEES

     The Board of Directors of the Corporation met ten (10) times during fiscal year 1997. All Directors were present at each meeting of the Board and each Committee on which he or she served.

     The Board of Directors has an Audit Committee currently composed of Messrs. Cox, Pace, Schutts and Stein. The Audit Committee is primarily concerned with the effectiveness of the Corporation's accounting policies and practices, financial reporting, and internal controls. The Audit Committee reviews and approves the scope of the annual examination of the books and records of the Corporation and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Corporation's internal controls function; monitors the extent to which the Corporation has implemented changes recommended by the independent auditors or the Audit Committee; and provides over-sight with respect to accounting principles employed in the Corporation's financial reporting. The Audit Committee, comprised entirely of non-employee Directors, met two (2) times during the past fiscal year.

     The Board of Directors has a Compensation Committee currently composed of Messrs. Cox, Pace, Schutts, Stein and Walsh. The principal functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning compensation plans for officers and appointments and promotions to executive positions at the corporate level. The Compensation Committee met three (3) times during fiscal year 1997.

     The Board of Directors has a Nominating Committee currently composed of Messrs. Cox, Schutts and Walsh. The Nominating Committee reviews and makes recommendations to the Board of Directors with respect to candidates for directors of the Corporation, compensation of directors and assignments of directors to committees of the Board. The Nominating Committee met one (1) time during fiscal year 1997. Stockholders who wish to suggest nominees for election at the 1998 Annual Meeting should submit their suggestion in writing, in accordance with Article II, Section 8 of the Corporation's Bylaws, no later than June 3, 1998 to the Secretary of the Corporation at the address on the cover page of this Proxy Statement. Such notice shall contain the proposed director's name, age, business and residential addresses, principal occupation, class and number of shares of the Corporation's stock beneficially owned by such person, written consent of such person, a description of all arrangements or understanding between such person and the shareholder suggesting such person pursuant to which the suggestion was made and any other information relating to such person that is required to be disclosed under any applicable rules and regulations.

     The Board of Directors also has a temporary Progress Committee which is currently composed of Messrs. Cox, Pace, Schutts, Stein and Walsh. The principal functions of the Progress Committee are to discuss strategic and operational issues relating to the Company and to monitor the progress of the Company's restructuring program. The Progress Committee met five (5) times during fiscal year 1997.

DIRECTOR COMPENSATION

     For fiscal year 1997, all directors who were not full time employees of the Corporation or its subsidiaries were paid an annual retainer of $25,000. The Chairman was paid an additional retainer of $30,000. Each director receives a fee of $1,000 for each Board meeting and each committee meeting attended ($1,500 per meeting for Chairperson). Employees of Tandycrafts who are also directors do not receive additional compensation for their services as directors or committee members. Pursuant to the Tandycrafts, Inc. 1992 Director Stock Option Plan, Messrs. Cox, Pace, Stein and Schutts each received a stock option grant of 60,000 shares on April 14, 1997. The options have an exercise price of $4.56 and vest 33.33% upon the date of grant and 16.67% on each of the following four anniversary years from the date of grant.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information based upon the records of the Corporation and filings with the Securities and Exchange Commission as of September 16, 1997, with respect to the ownership of the Corporation's Common Stock by each person known to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Corporation, each director and nominee, each executive officer named in the Summary Compensation Table and the total shares owned by all directors and executive officers as a group.

                                                                    AMOUNT AND
                                                                      NATURE
           NAME AND ADDRESS OF                                     OF BENEFICIAL    PERCENT OF
            BENEFICIAL OWNER                                       OWNERSHIP(1)       CLASS
            ----------------                                       ------------       -----

R.E. Cox, III..................................................      32,700(2)          *
Joe K. Pace....................................................      31,300(3)          *
Robert Schutts.................................................     136,636(4)        1.08%
Sheldon Stein..................................................      20,000(5)          *
Michael J. Walsh...............................................     125,353(6)        0.99%
James D. Allen.................................................      11,279(7)          *
Leo C. Taylor..................................................      11,409(8)          *
Russell L. Price...............................................       7,816(9)          *
All Executive Officers and Directors as a Group (8 persons)....     376,493(10)       2.98%
Tandycrafts, Inc. Retirement Savings Plan (TRSP)...............   3,372,603(11)      26.70%
The T.C.W. Group, Inc..........................................     897,000(12)       7.10%
Dimensional Fund Advisors, Inc.................................     698,000           5.53%

---------------
(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares for which voting or investment power may be acquired within 60 days pursuant to options or other rights.

(2) Includes 20,000 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(3) Includes 20,000 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(4) Includes 20,000 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(5) Includes 20,000 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Director Stock Option Plan.

(6) Includes 45,996 shares held by the Corporation's Tandycrafts Retirement Savings Plan ("TRSP"), formerly known as the Tandycrafts Employee Stock Ownership Plan, over which Mr. Walsh has voting but not investment power and 6,637 shares in the TRSP Benefit Restoration Plan. Excludes an aggregate of 158,609 shares owned by Tandycrafts Investment Plan of which Mr. Walsh shares investment power and voting power as a member of the Administrative Committee of the Plan.

(7) Includes 9,779 shares held by the Corporation's TRSP, over which Mr. Allen has voting but not investment power. Excludes an aggregate of 158,609 shares owned by Tandycrafts Investment Plan of which Mr. Allen shares investment power and voting power as a member of the Administrative Committee of the Plan.

(8) Includes 6,009 shares held by the Corporation's TRSP, over which Mr. Taylor has voting but not investment power and 1,600 exercisable shares under option granted pursuant to Tandycrafts, Inc. 1992 Stock Option Plan. Excludes an aggregate of 158,609 shares owned by Tandycrafts Investment Plan of which Mr. Taylor shares investment power and voting power as a member of the Administrative Committee of the Plan.

(9) Includes 5,016 shares held by the Corporation's TRSP, over which Mr. Price has voting but not investment power and 2,800 exercisable shares under options granted pursuant to Tandycrafts, Inc. 1992 Stock Option Plan. Excludes an aggregate of 158,609 shares owned by Tandycrafts Investment Plan of which Mr. Price shares investment power and voting power as a member of the Administrative Committee of the Plan.

(10) Excludes an aggregate of 158,609 shares owned by Tandycrafts Investment Plan of which Messrs. Allen, Price, Taylor and Walsh share investment power and voting power as members of the Administrative Committee of the Plan.

(11) As of September 16, 1997, a total of 3,372,602 shares of Tandycrafts, Inc. Common Stock were held in the Corporation's TRSP. 158,609 shares were held in the Tandycrafts Investment Plan (which was merged into the TRSP) account and 3,213,994 shares are held in the TRSP account. Except for the Tandycrafts Investment Plan account, each participant in the TRSP is entitled to direct the Trustee with respect to the voting of the Common Stock allocated to his or her account. If a participant does not direct the Trustee with respect to the voting of the shares of his or her account, such shares will be voted in the discretion of the Trustee.

(12) Based on a Schedule 13G, dated February 12, 1997, the T.C.W. Group, Inc., a Nevada Corporation, located at 865 Figueroa St., Los Angeles, CA 90017, and Robert Day, located at 200 Park Avenue, Suite 2200, New York, NY 10166, hold sole voting and investment power over 897,000 shares of the Corporation's Common Stock.

(13) Based on a Schedule 13G, dated February 5, 1997, Dimensional Fund Advisors, Inc., a Delaware corporation, holds sole voting power over 462,800 shares of the Corporation's Common Stock and sole investment power over 698,000 shares of the Corporation's Common Stock.

* Less than 1%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes of ownership of the Common Stock. Directors, executive officers, and greater-than-10% stockholders are required by SEC regulations to furnish the Corporation with copies of all such
Section 16(a) reports. Based solely on review of the copies of such reports furnished to the Corporation or written representations, the Corporation believes that all filing requirements applicable to the Corporation's directors, executive officers and greater-than-10% stockholders were complied with.

                       EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:


                           Position and Business Experience              Served as
Name and Age                 During the Past Five Years                 Officer Since
------------            ---------------------------------------        --------------

Michael J. Walsh, 56    President and Chief Executive Officer               1983
                        since April 1996. Executive Vice
                        President and Chief Financial Officer
                        from August 1992 to April 1996.
                        Vice President from 1986 to August 1992.
                        General Counsel and Secretary from 1983
                        to 1996.

James D. Allen, 37      Executive Vice President and Chief                  1993
                        Financial Officer since July 1996.
                        Vice President:  November 1993 to July
                        1996.  Director of Special Projects from
                        May 1993 to November 1993. Prior to May
                        1993, Mr. Allen was a Senior Manager in
                        the accounting firm of Price Waterhouse LLP.

Russell L. Price, 32    Vice President, General Counsel and                 1996
                        Secretary since November 1996.
                        Corporate Counsel from March 1994 to
                        November 1996.  Prior to March 1994,
                        Mr. Price was an associate at the law
                        firm of Hughes & Luce, LLP.

Leo C. Taylor, 35       Vice President - Taxation, Risk Management          1996
                        and Benefits since November 1996. Director
                        of Tax Administration from February 1994
                        to November 1996.  Prior to February 1994,
                        Mr. Taylor was a manager in the accounting
                        firm of Price Waterhouse, LLP.

None of the above officers are related by birth, adoption or marriage, and there are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected. All officers are elected annually by the Board of Directors to serve for the ensuing year.

                             EXECUTIVE COMPENSATION

   The following table sets forth a summary of the compensation paid during the past three fiscal years for services in all capacities to the Corporation and its subsidiaries of those persons who at June 30, 1997 were the Corporation's chief executive officer and the three other most highly paid executive officers of the Corporation whose salary and bonus exceeded $100,000 for the year ended June 30, 1997.


SUMMARY COMPENSATION TABLE
                                                                                               LONG-
                                                                                               TERM
                                                                                              COMPEN-
                                                         ANNUAL COMPENSATION                  SATION
                                                 ----------------------------------------   ----------
                                                                                             NUMBER OF
           NAME AND                                                           OTHER         SECURITIES           ALL
           PRINCIPAL                 FISCAL                                   ANNUAL        UNDERLYING          OTHER
           POSITION                   YEAR        SALARY      BONUS(5)    COMPENSATION(6)    OPTIONS        COMPENSATION(7)
           --------                   ----        ------      --------    ---------------    -------        ---------------
Michael J. Walsh(1)...........        1997       $165,000     $110,000          -            175,000           $ 81,542
 President and Chief Executive        1996       $137,813     $ 89,450          -              -0-             $ 20,791
 Officer                              1995       $131,250     $170,787          -              -0-             $ 42,119

James D. Allen(2).............        1997       $135,000     $ 90,000          -            150,000           $ 20,741
 Executive Vice President and         1996       $ 92,610     $ 17,890          -              -0-             $ 10,348
 Chief Financial Officer              1995       $ 88,200     $ 34,157          -              -0-             $ 17,445

Leo C. Taylor(3)..............        1997       $ 90,000     $ 40,000          -             20,000           $  8,453
 Vice President of Taxation,          1996       $ 82,500     $ 12,000          -              -0-             $  9,750
 Benefits and Risk Management         1995       $ 75,000     $ 15,000          -              -0-             $  8,500

Russell L. Price(4)...........        1997       $ 90,000     $ 40,000          -             20,000           $  6,792
 Vice President, Secretary and        1996       $ 70,000     $ 12,000          -              -0-             $  8,000
 General Counsel                      1995       $ 60,000     $ 10,000          -              -0-             $  6,500

---------------

(1) Mr. Walsh was named Acting President and Chief Executive Officer effective April 12, 1996. Effective July 9, 1996, Mr. Walsh was appointed as President and Chief Executive Officer.

(2) Mr. Allen became an executive officer on November 10, 1993. Effective July 9, 1996, Mr. Allen was named Executive Vice President and Chief Financial Officer.

(3)  Mr. Taylor became an executive officer on November 13, 1996.

(4)  Mr. Price became an executive officer on November 13, 1996.

(5) Bonus figures reflect the bonus earned during the represented fiscal year, although such bonus is paid during the next fiscal year.

(6) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for each fiscal year.

(7) The amounts listed in the "All other compensation" column consist of: a) contributions to the TRSP made by the Corporation on behalf of Messrs. Walsh, Allen, Taylor and Price in the amounts of $8,528, $11,491, $6,853 and $6,792, respectively; b) contributions to the Tandycrafts Benefit Restoration Plan made by the Corporation on behalf of Mr. Walsh in the amount of $7,986 and c) redemptions of stock option grants to Messrs. Walsh, Allen and Taylor in the amount of $56,500, $9,250 and $1,600, respectively.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee is responsible for developing and implementing a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Corporation's objectives and to increase stockholder value. The Committee believes that corporate performance and, in turn, stockholder value will be enhanced by a compensation system which supports and reinforces the Corporation's key operating and strategic goals while aligning the financial interests of the Corporation's executive officers with those of the stockholders. For executive officers, the Corporation relies on an annual incentive program and a stock option program to align the executives' financial interests with those of stockholders.

    The Corporation's compensation program for executive officers consists of a base salary, an annual incentive bonus program and a stock option program. The base salary and annual incentive bonus program components of the compensation program in effect for fiscal year 1997 were adopted in July 1996. The stock option component of the compensation program was adopted by the Board of Directors in November 1992 and approved by the stockholders at the November 10, 1993 Annual Meeting.

    The annual incentive bonus program for executive officers is the principal short-term incentive compensation program of the Corporation. Cash bonuses are paid following the conclusion of the Corporation's fiscal year. These cash bonus awards are based upon the extent to which the Corporation meets or exceeds certain financial and strategic objectives. Because of the significant restructuring in progress, fiscal year 1997 was viewed as a year of transition. Accordingly, an transitional bonus program was adopted that incorporated both financial as well as strategic objectives, with the Committee retaining a certain amount of discretion with respect to the determination of appropriate bonuses. Based on the Company's performance for fiscal year 1997, its strategic objectives and the Committee's discretion, the bonus amounts included in the Summary Compensation Table for fiscal year 1997 were approximately 2/3 of the bonus that could be earned under the plan.

    The Corporation's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that executive officers maintain their incentive to increase the profitability of the Corporation and the value of its Common Stock. Because the value of stock options is entirely a function of the value of the Corporation's Common Stock, the Committee believes that this component of the Corporation's compensation policy aligns the interests of executive officers with those of the Corporation's stockholders and will enhance the value of the Common Stock for all stockholders.

    The Committee determined the compensation of Michael J. Walsh, Chief Executive Officer, for the fiscal year ended June 30, 1997 in a manner consistent with the guidelines described above. Mr. Walsh abstains from any vote involving his compensation.

     Compensation Committee        R.E. Cox, III
                                   Joe K. Pace
                                   Robert Schutts
                                   Sheldon Stein
                                   Michael J. Walsh


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Michael J. Walsh, President and Chief Executive Officer, serves on the Compensation Committee. Messrs. Cox and Schutts, who serve on the Compensation Committee, are beneficiaries of certain leases with Sav-On, Inc. and The Development Association, Inc. d/b/a Joshua's Christian Stores ("Joshua's"). Mr. Cox and Mr. Schutts, individually and as Trustee for his children, are indirect beneficiaries of three leases between Sav-On, Inc. and Sav-On Development Company (a Texas Partnership). Mr. Cox owns a 50% partnership interest and Mr. Schutts, individually and as Trustee for his children, owns a 16.67% partnership interest in Sav-On Development Company. The total rents paid on such leases for the period of July 1, 1996 through June 30, 1997 were $138,206.76. In addition, Mr. Cox, as a minority stockholder of the Berry Street Realty Company, was an indirect beneficiary of one lease with Sav-On, Inc. and of one lease with Joshua's. The total rent paid on the Sav-On lease for the period of July 1, 1996 through June 30, 1997 was $66,000. The total paid on the Joshua's lease during the fiscal year 1997 was $24,800.96. Management believes that rents paid under such leases were at least as favorable to the Corporation as could have been obtained from unrelated parties.

TANDYCRAFTS RETIREMENT SAVINGS PLAN

     Under the Tandycrafts, Inc. Retirement Savings Plan (the "TRSP"), an eligible employee may elect to defer from 3% to 15% of his or her wages as a salary reduction contribution. Employee contributions are invested in various mutual funds and other investments selected by each employee. The Corporation makes a matching contribution of up to 100% of the first 5% of the employee contributions. The Corporation's contributions are invested in the Common Stock of the Corporation. Generally, all contributions by the Corporation become 100% vested and nonforfeitable upon the completion of five (5) years of credited service. Participation in the Tandycrafts Employee Deferred Salary and Investment Plan (the "Prior Plan"), which was discontinued in 1986, is counted in determining years of service under the TRSP. Generally, upon retirement, death or termination of employment, the value of the employee's account may be paid out in a lump sum, in installments payable generally over a period of five
(5) years or may be deferred until retirement age in a combination of cash or securities. Officers and directors who are employees participate in the TRSP on the same terms as other employees.

TANDYCRAFTS, INC. BENEFIT RESTORATION PLAN

     In 1993, the Board approved the Tandycrafts, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan"), which covers a select group of the Corporation's management or highly compensated employees (the "Plan Participants"). The Benefit Restoration Plan restores to certain plan participants benefits lost under the TRSP because of certain limitations imposed by the Internal Revenue Code. The contributions made by the Corporation under the Benefit Restoration Plan during the fiscal year ended June 30, 1997 for Mr. Walsh were $7,986, and for all present plan participants as a group were $12,007. No contributions were made by the Corporation for Messrs. Allen, Price and Taylor under the Benefit Restoration Plan.

STOCK OPTION GRANTS

     The following table provides information with respect to individual grants under the Tandycrafts, Inc. 1992 Stock Option Plan (or the Tandycrafts, Inc. 1992 Director Stock Option Plan), during the fiscal year ended June 30, 1997.



                                                                                             POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES(3)
                                                                                             ---------------------
                                   PERCENT OF TOTAL OPTIONS
                       OPTIONS       GRANTED TO EMPLOYEES      EXERCISE OR     EXPIRATION
NAME                  GRANTED(1)       DURING THE YEAR        BASE PRICE (2)      DATE          5%          10%
----                 -----------       ---------------        --------------      ----          --          ---
Michael J. Walsh...     175,000              24.5%                 4.56          4-14-07     $489,752   $1,271,806
James D. Allen.....     150,000              21.0%                 4.56          4-14-07     $419,787   $1,090,120
Leo C. Taylor......      12,000               2.8%                 4.56          4-14-07     $ 33,583   $   87,210
                          8,000                                    6.38           7-9-06     $ 32,099   $   81,345
Russell L. Price...      12,000               2.8%                 4.56          4-14-07     $ 33,583   $   87,210
                          8,000                                    6.38           7-9-06     $ 32,099   $   81,345

---------------
(1) Grants of options to purchase shares under the Tandycrafts, Inc. 1992 Stock Option Plan ("Plan") generally vest at a rate of either 33 1/3% per year for three years or 20% per year over five years, and expire on the tenth anniversary of the date of grant. The Plan provides that, in the event of a change of control, death or total disability, as defined therein, all options granted under the Plan immediately vest and become exercisable.

(2) The Exercise or Base price is equal to the average of the high and low trading price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information relating to the exercise of stock options during the last fiscal year by the Chief Executive Officer and the other named executive officers in the Summary Compensation Table, and the number and value of exercisable and unexercisable stock options held by such officers at June 30, 1997.



                                                   NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                OPTIONS AT FISCAL YEAR-END             FISCAL YEAR-END
                                              ------------------------------    ------------------------------
                        SHARES
                       ACQUIRED     VALUE
NAME                 ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)    EXERCISABLE   UNEXERCISABLE(2)
----                 -----------   --------   -----------   ----------------    -----------   ----------------
Michael J. Walsh...      -0-         -0-          -0-           175,000             -0-           $33,250
James D. Allen.....      -0-         -0-          -0-           150,000             -0-           $28,500
Leo C. Taylor......      -0-         -0-         1,600           18,400             -0-           $ 2,280
Russell L. Price...      -0-         -0-         2,800           19,200             -0-           $ 2,280

---------------------
(1) All options were granted on one of the following dates: July 9, 1996 and April 14, 1997 and vest ratably over either a five-year period or a three-year period from the date of grant.

(2) Computed as the difference between the option exercise price and $4.75 (the closing price of the Common Stock at fiscal year-end) as reported on the New York Stock Exchange.

TERMINATION ARRANGEMENTS

     On December 13, 1996, Mr. Frank Bigger resigned as Chief Executive Officer of the Frames and Framed Art division and as a director of the Corporation. Pursuant to a consulting agreement, the Corporation retained Mr. Bigger as a consultant for a period of two years to ensure a smooth and orderly transition. The consulting agreement also is intended to provide non-competition protection to the Corporation for a two-year period. Total severance paid to Mr. Bigger during the fiscal year was $43,692. The maximum potential severance cost equals approximately $163,692.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     Mr. Cox and Mr. Schutts, individually and as Trustee for his children, are indirect beneficiaries of three leases between Sav-On, Inc. and Sav-On Development Company (a Texas Partnership). Mr. Cox owns a 50% partnership interest and Mr. Schutts, individually and as Trustee for his children, owns a 16.67% partnership interest in Sav-On Development Company. The total rents paid on such leases for the period of July 1, 1996 through June 30, 1997 were $138,206.76. In addition, Mr. Cox, as a minority stockholder of the Berry Street Realty Company, was an indirect beneficiary of one lease with Sav-On, Inc. and of one lease with Joshua's. The total rent paid on the Sav-On lease for the period of July 1, 1996 through June 30, 1997 was $66,000. The total paid on the Joshua's lease during the fiscal year 1997 was $24,800.96. Management believes that rents paid under such leases were at least as favorable to the Corporation as could have been obtained from unrelated parties.

 STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return over a five-year period, assuming $100 invested at June 30, 1992 in each of (I) Tandycrafts, Inc. Common Stock, (ii) the NYSE Market Value Index, an index of all companies listed on the New York Stock Exchange and (iii) a peer group consisting of 40 similarly classified retail companies based on standardized SIC codes. Total stockholder return is based on the increase in the price of the Common Stock with dividends reinvested. Total return of the SIC Code Index is weighted according to market capitalization of each company. The performance shown in the graph is not necessarily indicative of future performance. The graph will not be deemed to be incorporated by reference in any filing by the Corporation under the Securities Act or the Exchange Act.

                         1992   1993   1994   1995    1996   1997
                         ----   ----   ----   ----    ----   ----
Tandycrafts, Inc.        $100   $343   $257   $148    $121   $ 90
SIC Code Index           $100   $107   $ 99   $ 96    $104   $111
NYSE Market Value Index  $100   $113   $117   $140    $175   $229



                            INDEPENDENT ACCOUNTANTS

    The firm of Price Waterhouse, LLP, which served as independent accountants for the fiscal year ended June 30, 1997, has been selected by the Board of Directors to continue as the Corporation's independent accountants for fiscal year 1998. Representatives are expected to be present at the meeting with an opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Corporation's 1998 Annual Meeting of Stockholders that is received at the Corporation's principal executive office by June 3, 1998 will be included in the Corporation's proxy statement and form of proxy for that meeting.

    Stockholders wanting to present proper proposals for action at the 1998 Annual Meeting must given written notice by certified mail, in accordance with
Article II, Section 8 of the Corporation's Bylaws, to the Secretary of the Corporation at the address set forth in the address set forth in the cover page of this Proxy Statement (a) not less than 120 days nor more than 150 days before the first anniversary date of the Corporation's proxy statement in connection with the previous annual meeting of stockholders or (b) with respect to a special meeting of stockholders, not later than the seventh day following the day on which notice of a special meeting was first mailed or otherwise given to stockholders. In accordance with the Bylaws of the Corporation, any such notice shall include the name and address of the shareholder, the class and number of shares held by the shareholder, a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the proposal, a disclosure of any material interest that the shareholder has in the proposal, and a brief description of the proposal. The Corporation may in its sole discretion refuse to allow any proposal to be presented which the Corporation would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission.


                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter to be presented for action other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Corporation.


                              FINANCIAL STATEMENTS

   A copy of the 1997 Annual Report of the Corporation containing the audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

    The Company will provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Corporation. Requests should be directed to Shareholder Services, c/o Tandycrafts, Inc., 1400 Everman Parkway, Fort Worth, Texas 76140.

                                   By Order of the Board of Directors


                                   RUSSELL L. PRICE
                                   Vice President, General Counsel and Secretary TANDYCRAFTS, INC.

Fort Worth, Texas
September 30, 1997